EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports First Quarter 2023 Results and Raises 2023 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the first quarter 2023.
FIRST QUARTER 2023 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended March 31, 2023
Revenues	$7.3
Net Income[1]	$5.4
Consolidated Adjusted EBITDA[2]	$3.6
Distributable Cash Flow[2]	$2.9
2023 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2023
Consolidated Adjusted EBITDA[2]	$8.2	-	$8.7
Distributable Cash Flow[2]	$5.7	-	$6.2
RECENT HIGHLIGHTS
•During the three months ended March 31, 2023, Cheniere generated revenues of approximately $7.3 billion, net income1 of approximately $5.4 billion, Consolidated Adjusted EBITDA2 of approximately $3.6 billion, and Distributable Cash Flow2 of approximately $2.9 billion.
•Raising full year 2023 Consolidated Adjusted EBITDA2 guidance to $8.2 - $8.7 billion and full year 2023 Distributable Cash Flow2 guidance to $5.7 - $6.2 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three months ended March 31, 2023, Cheniere prepaid approximately $896 million of consolidated long-term indebtedness, repurchased an aggregate of approximately 3.1 million shares of common stock for approximately $450 million, and paid a quarterly dividend of $0.395 per share of common stock attributable to the fourth quarter 2022.
•In March 2023, certain subsidiaries of Cheniere filed an application with the Federal Energy Regulatory Commission (“FERC”) for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project (defined below) under the Natural Gas Act.
•In February 2023, certain subsidiaries of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) initiated the pre-filing review process with the FERC under the National Environmental Policy Act (“NEPA”) for the SPL Expansion Project (defined below), and in April 2023, executed a contract with Bechtel Energy Inc. (“Bechtel”) to provide the Front End Engineering and Design (“FEED”) for the SPL Expansion Project.
•In January 2023, Cheniere achieved its second investment grade issuer rating from Fitch Ratings of BBB- with a stable outlook. In February 2023, S&P Global Ratings upgraded its credit rating of Sabine Pass Liquefaction, LLC (“SPL”) from BBB to BBB+ with stable outlook.
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

CEO COMMENT
“2023 is off to a fast start thanks to the Cheniere team’s commitment to excellence in terms of operations, execution and financial discipline. On the back of a strong first quarter, we are raising our full year guidance for both EBITDA and Distributable Cash Flow,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We set a new quarterly LNG production record in the first quarter, which is a testament to our steadfast commitment to safe and reliable operations across the Cheniere platform. Early construction activities at Corpus Christi Stage 3 are progressing ahead of schedule, and we look forward to reinforcing Cheniere’s market-leading execution track record and growing our LNG platform on a credit and cash flow accretive basis to supply reliable, cleaner-burning LNG to our worldwide customers.”
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2023	2022	% Change
Revenues	$7,310	$7,484	(2)%
Net income (loss)[1]	$5,434	$(865)	nm
Consolidated Adjusted EBITDA[2]	$3,599	$3,153	14%
LNG exported:
Number of cargoes	167	160	4%
Volumes (TBtu)	603	584	3%
LNG volumes loaded (TBtu)	602	585	3%
Net income (loss) was approximately $5.4 billion for the three months ended March 31, 2023 as compared to approximately $(865) million in the corresponding 2022 period. The favorable change was primarily due to changes in fair value of our derivative portfolio (further described below) of approximately $4.7 billion (before tax and non-controlling interests) as compared to the $(3.4) billion of changes in fair value in the prior period, as well as increased total margins per MMBtu of LNG delivered. The favorable changes were partially offset by a higher provision for income tax in the current period as well as a higher contribution to noncontrolling interests.
Consolidated Adjusted EBITDA increased approximately $446 million for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The increase was due primarily to increased total margins per MMBtu of LNG delivered and a higher contribution from certain portfolio optimization activities, partially offset by lower volumes sold into short-term markets.
Substantially all derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value, but do not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of the significant volatility in forward international gas and LNG price curves during the three months ended March 31, 2023, we recognized $4.0 billion of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests).
Share-based compensation expenses included in net income (loss) totaled $49 million for the three months ended March 31, 2023, compared to $43 million for the three months ended March 31, 2022.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of March 31, 2023 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

BALANCE SHEET MANAGEMENT
Capital Resources
As of March 31, 2023, our total consolidated available liquidity was approximately $10.9 billion. We had cash and cash equivalents of $2.9 billion, of which $834 million was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $495 million, $1.3 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under CCH’s term loan credit facility (the “CCH Credit Facility”), $750 million of available commitments under Cheniere Partners’ credit facilities, and $871 million of available commitments under the SPL Working Capital Facility.
Recent Key Financial Transactions and Updates
During the three months ended March 31, 2023, Cheniere repurchased approximately $398 million in principal of outstanding senior notes at CCH in the open market, partially redeeming the 5.125% Senior Secured Notes due 2027, the 3.700% Senior Secured Notes Due 2029 and the Senior Secured Notes due 2039.
In January 2023, the remaining outstanding principal amount of $498 million of CCH’s 7.000% Senior Secured Notes due 2024 (“2024 CCH Senior Notes”) was redeemed with cash on hand.
LIQUEFACTION PROJECTS OVERVIEW
Construction Progress as of March 31, 2023:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	28.7%(1)
Expected Substantial Completion	2H 2025 - 1H 2027
(1) Engineering 49.5% complete, procurement 41.8% complete, subcontract work 37.1% complete and construction 3.4% complete.
SPL Project
Through Cheniere Partners, we operate 6 natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In February 2023, certain subsidiaries of Cheniere Partners initiated the pre-filing review process with respect to the SPL Expansion Project with the FERC under the NEPA, and in April 2023, executed a contract with Bechtel to provide the FEED for the SPL Expansion Project.
CCL Project
We operate 3 natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of 7 midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”).
CCL Midscale Trains 8 & 9 Project
We are developing 2 midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project under the Natural Gas Act.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the first quarter on Tuesday, May 2, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of April 26, 2023, over 2,770 cumulative LNG cargoes totaling approximately 190 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three months ended March 31, 2023, we exported 603 TBtu of LNG from our liquefaction projects. 39 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of March 31, 2023, none of which was related to commissioning activities.
The following table summarizes the volumes of operational LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three months ended March 31, 2023:

Three Months Ended March 31, 2023
(in TBtu)	Operational
Volumes loaded during the current period	602
Volumes loaded during the prior period but recognized during the current period	56
Less: volumes loaded during the current period and in transit at the end of the period	(39)
Total volumes recognized in the current period	619

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues
LNG revenues	$7,091	$7,340
Regasification revenues	34	68
Other revenues	185	76
Total revenues	7,310	7,484

Operating costs and expenses (recovery)
Cost (recovery) of sales (excluding items shown separately below) (2)	(1,539)	7,336
Operating and maintenance expense	444	389
Selling, general and administrative expense	107	96
Depreciation and amortization expense	297	271
Development expense	10	5
Total operating costs and expenses (recovery)	(681)	8,097

Income (loss) from operations	7,991	(613)

Other income (expense)
Interest expense, net of capitalized interest	(297)	(349)
Gain (loss) on modification or extinguishment of debt	20	(18)
Interest rate derivative gain, net	—	3
Other income, net	37	5
Total other expense	(240)	(359)

Income (loss) before income taxes and non-controlling interest	7,751	(972)
Less: income tax provision (benefit)	1,316	(191)
Net income (loss)	6,435	(781)
Less: net income attributable to non-controlling interest	1,001	84
Net income (loss) attributable to common stockholders	$5,434	$(865)

Net income (loss) per share attributable to common stockholders—basic (3)	$22.28	$(3.41)
Net income (loss) per share attributable to common stockholders—diluted (3)	$22.10	$(3.41)

Weighted average number of common shares outstanding—basic	243.9	254.0
Weighted average number of common shares outstanding—diluted	245.8	254.0

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $4.7 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three months ended March 31, 2023 as compared to $3.4 billion of losses in the corresponding 2022 period.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	March 31,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,948	$1,353
Restricted cash and cash equivalents	495	1,134
Trade and other receivables, net of current expected credit losses	929	1,944
Inventory	465	826
Current derivative assets	78	120
Margin deposits	63	134
Other current assets	70	97
Total current assets	5,048	5,608

Property, plant and equipment, net of accumulated depreciation	31,747	31,528
Operating lease assets	2,553	2,625
Derivative assets	200	35
Goodwill	77	77
Deferred tax assets	35	864
Other non-current assets, net	605	529
Total assets	$40,265	$41,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$93	$124
Accrued liabilities	1,328	2,679
Current debt, net of discount and debt issuance costs	61	813
Deferred revenue	108	234
Current operating lease liabilities	604	616
Current derivative liabilities	1,292	2,301
Other current liabilities	40	28
Total current liabilities	3,526	6,795

Long-term debt, net of premium, discount and debt issuance costs	23,928	24,055
Operating lease liabilities	1,919	1,971
Finance lease liabilities	487	494
Derivative liabilities	4,407	7,947
Deferred tax liabilities	388	—
Other non-current liabilities	170	175

Stockholders’ equity (deficit)
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 277.7 million shares and 276.7 million shares issued at March 31, 2023 and December 31, 2022, respectively	1	1
Treasury stock: 34.5 million shares and 31.2 million shares at March 31, 2023 and December 31, 2022, respectively, at cost	(2,821)	(2,342)
Additional paid-in-capital	4,328	4,314
Accumulated income (deficit)	394	(4,942)
Total Cheniere stockholders’ equity (deficit)	1,902	(2,969)
Non-controlling interest	3,538	2,798
Total stockholders’ equity (deficit)	5,440	(171)
Total liabilities and stockholders’ equity (deficit)	$40,265	$41,266

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of March 31, 2023, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.4 billion and $19.7 billion, respectively, including $0.8 billion of cash and cash equivalents and $0.2 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2023 and 2022 (in millions):

	Three Months Ended March 31,
	2023	2022
Net income (loss) attributable to common stockholders	$5,434	$(865)
Net income attributable to non-controlling interest	1,001	84
Income tax provision (benefit)	1,316	(191)
Interest expense, net of capitalized interest	297	349
Loss (gain) on modification or extinguishment of debt	(20)	18
Interest rate derivative gain, net	—	(3)
Other income, net	(37)	(5)
Income (loss) from operations	$7,991	$(613)
Adjustments to reconcile loss from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	297	271
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(4,731)	3,458
Total non-cash compensation expense	42	37
Consolidated Adjusted EBITDA	$3,599	$3,153

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three months ended March 31, 2023 and forecast amounts for full year 2023 (in billions):

	Three Months Ended March 31,	Full Year
	2023	2023
Net income attributable to common stockholders	$5.43	$7.0	-	$7.4
Net income attributable to non-controlling interest	1.00	1.6	-	1.7
Income tax provision	1.32	1.9	-	2.0
Interest expense, net of capitalized interest	0.30	1.2	-	1.2
Depreciation and amortization expense	0.30	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(4.75)	(4.6)	-	(4.8)
Consolidated Adjusted EBITDA	$3.60	$8.2	-	$8.7
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.28)	(1.2)	-	(1.2)
Maintenance capital expenditures, income tax and other expense	(0.10)	(0.4)	-	(0.3)
Consolidated Distributable Cash Flow	$3.22	$6.6	-	$7.2
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	(0.28)	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$2.94	$5.7	-	$6.2
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764